As filed with the Securities and Exchange Commission on August 17, 2005
Registration No. 333-127325

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bill Barrett Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	80-0000545 (I.R.S. Employer Identification Number)
1099 18th Street
Suite 2300
Denver, CO 80202
(303) 293-9100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francis B. Barron
Senior Vice President — General Counsel
Bill Barrett Corporation
1099 18th Street
Suite 2300
Denver, CO 80202
(303) 293-9100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Alan L. Talesnick Lloyd H. Spencer Patton Boggs LLP 1660 Lincoln St. Suite 1900 Denver, CO 80264 (303) 830-1776	T. Mark Kelly David H. Stone Vinson & Elkins L.L.P. 2300 First City Tower 1001 Fannin Houston, TX 77002 (713) 758-4592
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
     If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.     ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to	Offering	Aggregate	Amount of
Registered	be Registered(1)	Price Per Share(2)	Offering Price(2)	Registration Fee
Common stock, par value $0.001 per share	5,750,000 shares	$31.58	$181,585,000	$21,373(3)
Preferred stock purchase rights(4)	N/A	N/A	N/A	N/A

(1)	Includes shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on August 4, 2005, as reported on the New York Stock Exchange, which was within five business days prior to the filing of the initial registration statement on August 9, 2005.

(3)	Previously paid.

(4)	This registration statement also relates to preferred stock purchase rights to purchase a one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the registrant, which are attached to all shares issued, pursuant to the terms of a rights agreement. Until the occurrence of the prescribed events, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with such stock. Because no separate consideration is paid for the rights, the registration fee for such rights is included in the fee for the common stock.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-127325) is being filed solely to amend the Calculation of Registration Fee Table on the cover page of the Registration Statement to include the registrant’s preferred stock purchase rights. This Amendment No. 2 does not modify any provision of the Prospectus constituting Part I or Part II of the Registration Statement. Accordingly, the Prospectus and Part II have not been included in this Amendment No. 2.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 17, 2005.

BILL BARRETT CORPORATION
By:	/s/ William J. Barrett
William J. Barrett
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 17, 2005.

Signature	Title

/s/ William J. Barrett William J. Barrett	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

* Thomas B. Tyree, Jr.	Chief Financial Officer (Principal Financial Officer)

/s/ Robert W. Howard Robert W. Howard	Executive Vice President—Finance and Investor Relations (Principal Accounting Officer)

* Fredrick J. Barrett	Director

* Henry Cornell	Director

* James M. Fitzgibbons	Director

* Jeffrey A. Harris	Director

* Roger L. Jarvis	Director

* Philippe S. E. Schreiber	Director

* Randy Stein	Director

* Michael E. Wiley	Director

*By: /s/ William J. Barrett William J. Barrett Attorney-in-Fact